Exhibit 99.1

Sono-Tek Announces First Quarter Results and Second Quarter Guidance

(July 14, 2017 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,512,000 for the three months ended May 31, 2017 compared to sales of $2,240,000 for the prior year period, an increase of $272,000 or 12%. The first quarter’s increase represents a positive change in direction from last year’s comparable quarter, where the Company experienced lower revenues due to global economic uncertainty. The Company’s sales of certain printed circuit board fluxing equipment as well as medical device coating equipment led the way upward compared to the prior year’s first quarter. Based on strong proposal activity and backlog, the Company expects to see a continued upward trend in revenues for the second quarter and likely beyond. The Company is experiencing strong customer interest and purchases of its more sophisticated robotic coating equipment for fuel cell and other advanced applications. Globally, Europe and Asia both seem much more energized in their spending than last year.

The Company reported operating income of $19,000 for the three months ended May 31, 2017 compared to an operating loss of $140,000 for the prior year period, an increase of $159,000. The prior year period’s operating loss was due primarily to a decrease in sales in that quarter.

The Company reported net income of $16,000 for the three months ended May 31, 2017, compared to $56,000 for the prior year period, a decrease of $40,000. However, the prior year period included a one-time, non-recurring “Other Income” amount of $200,000, which offset what would have been a net loss due to the lower revenues in last year’s comparable quarter.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased to see that our business is advancing, as viewed from the increasing activity levels, and this quarter’s results and next quarter’s anticipated results. We will be communicating these trends at our Annual Shareholders Meeting on August 24, 2017, and we invite Shareholders to join us at the Buttermilk Falls in Milton, NY at 10 am that day. We are targeting double digit sales growth compared to last year, based on both improved global economic conditions and our continued progress in creating new market applications through technology development around our core ultrasonic coating systems.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is the world leader in ultrasonic spray systems for applying precise, thin film coatings. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general global, European and Asian economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products, including printed circuit board fluxing equipment, medical device coating equipment and sophisticated robotic coating equipment for fuel cell and other advanced applications; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, maintenance of order backlog, consummation of order proposals, the ability to achieve increased sales volume at projected and targeted levels for the second quarter and current fiscal year and to maintain profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Quarter Ended
	May 31,	May 31,
	2017	2016

Net Sales	$2,512,134	$2,240,211

Gross Profit	$1,202,482	$1,023,402

Operating Income (Loss)	$19,149	($139,681)

Net Income	$15,869	$55,791

Basic Earnings Per Share	$0.00	$0.00

Diluted Earnings Per Share	$0.00	$0.00

Weighted Average Shares - Basic	14,961,076	14,961,076

Weighted Average Shares - Diluted	15,057,495	15,005,107